UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 20, 2009

ENCISION INC.
(Exact name of registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6797 Winchester Circle, Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(303) 444-2600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 20, 2009, Encision Inc. (“Encision”) and Caldera Medical, Inc. (“Caldera”) entered into a Representation Agreement (the “Agreement”), whereby Encision will use its sales employees to sell certain of Caldera’s products to physicians and hospitals.  Caldera will pay Encision commissions on such sales pursuant to the terms of the Agreement.

The Agreement commenced on April 1, 2009 and will continue in effect until April 1, 2012, subject to early termination as provided in the Agreement.  Caldera may, upon 45 days written notice to Encision, terminate the Agreement in the event that Encision fails to achieve a stated percentage of the quarterly sales forecast.  Either party may terminate the Agreement for any reason with 30 days written notice to the other party or upon a material breach by the other party that remains uncured within a certain period.  Upon the termination of the Agreement, Encision will be entitled to receive commissions for sales received by Caldera prior to the termination date and paid by the customers within a certain time period.

Caldera will pay Encision commissions on all sales to pre-approved target accounts and customers that are accepted and fulfilled by Caldera.  In connection with Encision’s sales of Caledera products, Encision will provide certain required in-service and customer service, as needed, but will not be responsible for warranty issues, regulatory requirements, or certain training activities with respect to such products.  Caldera is required to indemnify Encision against losses relating to product performance, patent infringement claims, breach of the Agreement by Caldera, or any act, negligence, default or omission of Caldera or any of its employees or representatives.

Pursuant to the Agreement, Encision and its employees are subject to confidentiality, non-competition and non-solicitation obligations, and Encision is required to indemnify Caldera for losses relating to a breach of the Agreement by Encision or any act, negligence, default or omission of Encision or any of its employees or representatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCISION INC. (Registrant)

Date March 25 , 2009	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer